                  U.S. SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549



                               FORM 10-SB/A
                              AMENDMENT NO. 1






                General Form for Registration of Securities
                          of Small Business Issuers
                        Under Section 12(b) or (g) of
                     the Securities Exchange Act of 1934


                             CALNEVA CAPITAL CORP.
                        -----------------------------
                        (Name of Small Business Issuer)





           Colorado                                84-1455984
------------------------------        --------------------------------------
(State or Other Jurisdiction of        (I.R.S. Employer Identification Number)
Incorporation or Organization)




          5770 South Beech Court, Greenwood Village, Colorado 80121
         ------------------------------------------------------------
         (Address of Principal Executive Offices, Including Zip Code)




                               (303) 221-7376
                         --------------------------
                         (Issuer's Telephone Number)



Securities to be Registered Under Section 12(b) of the Act:  None

Securities to be Registered Under Section 12(g) of the Act:

                          Common Stock, No Par Value
                          --------------------------
                               (Title of Class)

                                    PART I

ITEM 1.  DESCRIPTION OF BUSINESS.

     Calneva Capital Corp. (the "Company"), was incorporated on December 9, 1996, under the laws of the State of Colorado, to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. The Company has been in the developmental stage since inception and has no operations to date. Other than issuing shares to its original shareholders, the Company never commenced any operational activities.

     The Company was formed by Timothy J. Brasel, the initial director, for the purpose of creating a corporation which could be used to consummate a merger or acquisition. Mr. Brasel asked Joseph J. Peirce, a close friend who has been an investor in a number of other companies managed by Mr. Brasel, to serve as President and a director, and these two persons invited three friends and relatives to participate as founding shareholders. No further action was taken in connection with the organization of the Company until December 1997 when the management determined to proceed with filing a Form 10-SB.
Management then raised $10,000 from the founding shareholders and affiliated entities to pay the expense of preparing the Form 10-SB.

     The Board of Directors of the Company has elected to commence implementation of the Company's principal business purpose, described below under "Item 2, Plan of Operation". As such, the Company can be defined as a "shell" company, whose sole purpose at this time is to locate and consummate a merger or acquisition with a private entity.

     The proposed business activities described herein classify the Company as a "blank check" company. Many states have enacted statutes, rules and regulations limiting the sale of securities of "blank check" companies in their respective jurisdictions. Management does not intend to undertake any efforts to cause a market to develop in the Company's securities until such time as the Company has successfully implemented its business plan described herein. Accordingly, each shareholder of the Company has executed and delivered a "lock-up" letter agreement, affirming that he/she will not sell his/her respective shares of the Company's common stock until such time as the Company has successfully consummated a merger or acquisition and the Company is no longer classified as a "blank check" company. In order to provide further assurances that no trading will occur in the Company's securities until a merger or acquisition has been consummated, each shareholder has agreed to place his/her respective stock certificate with the Company's legal counsel, who will not release these respective certificates until such time as legal counsel has confirmed that a merger or acquisition has been successfully consummated. However, while management believes that the procedures established to preclude any sale of the Company's securities prior to closing of a merger or acquisition will be sufficient, there can be no assurances that the procedures established herein will unequivocally limit any shareholder's ability to sell their respective securities before such closing.

     The Company's business is subject to numerous risk factors, including the following:

     NO OPERATING HISTORY OR REVENUE AND MINIMAL ASSETS. The Company has had no operating history nor any revenues or earnings from operations. The Company has no significant assets or financial resources. The Company will, in all likelihood, sustain operating expenses without corresponding revenues, at least until the consummation of a business combination. This may result in the Company incurring a net operating loss which will increase continuously until the Company can consummate a business combination with a profitable business opportunity. There is no assurance that the Company can identify such a business opportunity and consummate such a business combination.

     SPECULATIVE NATURE OF COMPANY'S PROPOSED OPERATIONS. The success of the Company's proposed plan of operation will depend to a great extent on the operations, financial condition and management of the identified business opportunity. While management intends to seek business combinations with entities having established operating histories, there can be no assurance that the Company will be successful in locating candidates meeting such criteria. In the event the Company completes a business combination, of which there can be no assurance, the success of the Company's operations may be dependent upon management of the successor firm or venture partner firm and numerous other factors beyond the Company's control.

     SCARCITY OF AND COMPETITION FOR BUSINESS OPPORTUNITIES AND COMBINATIONS. The Company is and will continue to be an insignificant participant in the business of seeking mergers with, joint ventures with and acquisitions of small private entities. A large number of established and well-financed entities, including venture capital firms, are active in mergers and acquisitions of companies which may be desirable target candidates for the Company. Nearly all such entities have significantly greater financial resources, technical expertise and managerial capabilities than the Company and, consequently, the Company will be at a competitive disadvantage in identifying possible business opportunities and successfully completing a business combination. Moreover, the Company will also compete in seeking merger or acquisition candidates with numerous other small public companies.

     NO AGREEMENT FOR BUSINESS COMBINATION OR OTHER TRANSACTION - NO STANDARDS FOR BUSINESS COMBINATION. The Company has no arrangement, agreement or understanding with respect to engaging in a merger with, joint venture with or acquisition of, a private entity. There can be no assurance the Company will be successful in identifying and evaluating suitable business opportunities or in concluding a business combination. Management has not identified any particular industry or specific business within an industry for evaluations. The Company has been in the developmental stage since inception and has no operations to date. Other than issuing shares to its original shareholders, the Company never commenced any operational activities. The Board of Directors of the Company ha by the Company. There is no assurance the Company will be able to negotiate a business combination on terms favorable to the Company. The Company has not established a specific length of operating history or a specified level of earnings, assets, net worth or other criteria which it will require a target business opportunity to have achieved, and without which the Company would not consider a business combination in any form with such business opportunity. Accordingly, the Company may enter into a business combination with a business opportunity having no significant operating history, losses, limited or no potential for earnings, limited assets, negative net worth or other negative characteristics.

     CONTINUED MANAGEMENT CONTROL, LIMITED TIME AVAILABILITY. While seeking a business combination, management anticipates devoting up to twenty hours per month to the business of the Company. The Company's two officers have not entered into written employment agreements with the Company and are not expected to do so in the foreseeable future. The Company has not obtained key man life insurance on either of its officers or directors. Notwithstanding the combined limited experience and time commitment of management, loss of the services of any of these individuals would adversely affect development of the Company's business and its likelihood of continuing operations. See "MANAGEMENT."

     CONFLICTS OF INTEREST - GENERAL. The Company's officers and directors participate in other business ventures which compete directly with the Company. Additional conflicts of interest and non-arms length transactions may also arise in the future in the event the Company's officers or directors are involved in the management of any firm with which the Company transacts business. The Company's Board of Directors has adopted a resolution which prohibits the Company from completing a merger with, or acquisition of, any entity in which management serve as officers, directors or partners, or in which they or their family members own or hold any ownership interest. Management is not aware of any circumstances under which this policy could be changed while current management is in control of the Company. See "ITEM 5. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS - CONFLICTS OF INTEREST."

     REPORTING REQUIREMENTS MAY DELAY OR PRECLUDE ACQUISITION. Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act"), requires companies subject thereto to provide certain information about significant acquisitions, including certified financial statements for the company acquired, covering one or two years, depending on the relative size of the acquisition. The time and additional costs that may be incurred by some target entities to prepare such statements may significantly delay or essentially preclude consummation of an otherwise desirable acquisition by the Company. Acquisition prospects that do not have or are unable to obtain the required audited statements may not be appropriate for acquisition so long as the reporting requirements of the 1934 Act are applicable.

     LACK OF MARKET RESEARCH OR MARKETING ORGANIZATION. The Company has neither conducted, nor have others made available to it, results of market research indicating that market demand exists for the transactions contemplated by the Company. Moreover, the Company does not have, and does not plan to establish, a marketing organization. Even in the event demand is identified for a merger or acquisition contemplated by the Company, there is no assurance the Company will be successful in completing any such business combination.

     LACK OF DIVERSIFICATION. The Company's proposed operations, even if successful, will in all likelihood result in the Company engaging in a business combination with only one business opportunity. Consequently, the Company's activities will be limited to those engaged in by the business opportunity which the Company merges with or acquires. The Company's inability to diversify its activities into a number of areas may subject the Company to economic fluctuations within a particular business or industry and therefore increase the risks associated with the Company's operations.

     REGULATION. Although the Company will be subject to regulation under the Securities Exchange Act of 1934, management believes the Company will not be subject to regulation under the Investment Company Act of 1940, insofar as the Company will not be engaged in the business of investing or trading in securities. In the event the Company engages in business combinations which result in the Company holding passive investment interests in a number of entities, the Company could be subject to regulation under the Investment Company Act of 1940. In such event, the Company would be required to register as an investment company and could be expected to incur significant registration and compliance costs . The Company has obtained no formal determination from the Securities and Exchange Commission as to the status of the Company under the Investment Company Act of 1940 and, consequently, any violation of such Act would subject the Company to material adverse consequences.

     PROBABLE CHANGE IN CONTROL AND MANAGEMENT. A business combination involving the issuance of the Company's common stock will, in all likelihood, result in shareholders of a private company obtaining a controlling interest in the Company. Any such business combination may require management of the Company to sell or transfer all or a portion of the Company's common stock held by them, or resign as members of the Board of Directors of the Company. The resulting change in control of the Company could result in removal of one or more present officers and directors of the Company and a corresponding reduction in or elimination of their participation in the future affairs of the Company.

     REDUCTION OF PERCENTAGE SHARE OWNERSHIP FOLLOWING BUSINESS COMBINATION. The Company's primary plan of operation is based upon a business combination with a private concern which, in all likelihood, would result in the Company issuing securities to shareholders of such private company. The issuance of previously authorized and unissued common stock of the Company would result in reduction in percentage of shares owned by present and prospective shareholders of the Company and would most likely result in a change in control or management of the Company.

     DISADVANTAGES OF BLANK CHECK OFFERING. The Company may enter into a business combination with an entity that desires to establish a public trading market for its shares. A business opportunity may attempt to avoid what it deems to be adverse consequences of undertaking its own public offering by seeking a business combination with the Company. Such consequences may include, but are not limited to, time delays of the registration process, significant expenses to be incurred in such an offering, loss of voting control to public shareholders and the inability or unwillingness to comply with various federal and state securities laws enacted for the protection of investors. These securities laws primarily relate to provisions regarding the registration of securities which require full disclosure of the Company's business, management and financial statements.

     TAXATION. Federal and state tax consequences will, in all likelihood, be major considerations in any business combination the Company may undertake. Currently, such transactions may be structured so as to result in tax-free treatment to both companies, pursuant to various federal and state tax provisions. The Company intends to structure any business combination so as to minimize the federal and state tax consequences to both the Company and the target entity; however, there can be no assurance that such business combination will meet the statutory requirements of a tax-free reorganization or that the parties will obtain the intended tax-free treatment upon a transfer of stock or assets. A non-qualifying reorganization could result in the imposition of both federal and state taxes which may have an adverse effect on both parties to the transaction.

     REQUIREMENT OF AUDITED FINANCIAL STATEMENTS MAY DISQUALIFY BUSINESS OPPORTUNITIES. Management of the Company believes that any potential business opportunity must provide audited financial statements for review, and for the protection of all parties to the business combination. One or more attractive business opportunities may choose to forego the possibility of a business combination with the Company, rather than incur the expenses associated with preparing audited financial statements.

     BLUE SKY CONSIDERATIONS. Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, and the Company has no current plans to register or qualify its shares in any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue sky restrictions upon the ability of new investors to purchase the securities which could reduce the size of the potential market. As a result of recent changes in federal law, non-issuer trading or resale of the Company's securities is exempt from state registration or qualification requirements in most states. However, some states may continue to attempt to restrict the trading or resale of blind-pool or "blank-check" securities. Accordingly, investors should consider any potential secondary market for the Company's securities to be a limited one.

ITEM 2.  PLAN OF OPERATION

     The Registrant intends to seek to acquire assets or shares of an entity actively engaged in business which generates revenues, in exchange for its securities. The Registrant has no particular acquisitions in mind and has not entered into any negotiations regarding such an acquisition. None of the Company's officers, directors, promoters or affiliates have engaged in any preliminary contact or discussions with any representative of any other company regarding the possibility of an acquisition or merger between the Company and such other company as of the date of this registration statement.

     While the Company will attempt to obtain audited financial statements of a target entity, there is no assurance that such audited financial statements will be available. The Board of Directors does intend to obtain certain assurances of value of the target entity's assets prior to consummating such a transaction, with further assurances that an audited statement would be provided within seventy-five days after closing of such a transaction.
Closing documents relative thereto will include representations that the value of the assets conveyed to or otherwise so transferred will not materially differ from the representations included in such closing documents.

     The Registrant has no full time employees. The Registrant's two officers have agreed to allocate a portion of their time to the activities of the Registrant, without compensation. Management anticipates that the business plan of the Company can be implemented by each officer devoting approximately 10 hours per month to the business affairs of the Company and, consequently, conflicts of interest may arise with respect to the limited time commitment by such officers. See "ITEM 5. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS."

     Mr. Brasel is involved with several other blank check companies, and both officers are involved creating three other blank check companies similar to this one. In addition, the Company's officers and directors may, in the future, become involved with other companies which have a business purpose similar to that of the Company. As a result, additional conflicts of interest may arise in the future. If such a conflict does arise and an officer or director of the Company is presented with a business opportunity under circumstances where there may be a doubt as to whether the opportunity should belong to the Company or another "blank check" company they are affiliated with, they will disclose the opportunity to all such companies. If a situation arises in which more than one company desires to merge with or acquire that target company and the principals of the proposed target company have no preference as to which company will merge or acquire such target company, the company of which Mr. Brasel first became an officer and director will be entitled to proceed with the transaction. As between the Company and the three other companies formed on December 9, 1996, the company which first filed a registration statement with the Securities and Exchange Commission will be entitled to proceed with the proposed transaction. See "ITEM 5, DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS - PREVIOUS BLIND POOL ACTIVITIES."

     The Company is filing this registration statement on a voluntary basis because the primary attraction of the Registrant as a merger partner or acquisition vehicle will be its status as an SEC reporting company. Any business combination or transaction will likely result in a significant issuance of shares and substantial dilution to present stockholders of the Registrant.

     The Articles of Incorporation of the Company provides that the Company may indemnify officers and/or directors of the Company for liabilities, which can include liabilities arising under the securities laws. Therefore, assets of the Company could be used or attached to satisfy any liabilities subject to such indemnification. See "ITEM 12, INDEMNIFICATION OF DIRECTORS AND OFFICERS."

GENERAL BUSINESS PLAN

     The Company's purpose is to seek, investigate and, if such investigation warrants, acquire an interest in business opportunities presented to it by persons or firms who or which desire to seek the perceived advantages of an Exchange Act registered corporation. The Company will not restrict its search to any specific business, industry, or geographical location and the Company may participate in a business venture of virtually any kind or nature. This discussion of the proposed business is purposefully general and is not meant to be restrictive of the Company's virtually unlimited discretion to search for and enter into potential business opportunities. Management anticipates that it will be able to participate in only one potential business venture because the Company has nominal assets and limited financial resources. See Item F/S, "Financial Statements." This lack of diversification should be considered a substantial risk to shareholders of the Company because it will not permit the Company to offset potential losses from one venture against gains from another.

     The Company may seek a business opportunity with entities which have recently commenced operations, or which wish to utilize the public marketplace in order to raise additional capital in order to expand into new products or markets, to develop a new product or service, or for other corporate purposes. The Company may acquire assets and establish wholly-owned subsidiaries in various businesses or acquire existing businesses as subsidiaries.

     The primary method the Company will use to find potential merger or acquisition candidates will be to run classified ads in the Wall Street Journal periodically seeking companies which are looking to merge with a public shell.

     The Company anticipates that the selection of a business opportunity in which to participate will be complex and extremely risky. Due to general economic conditions, rapid technological advances being made in some industries and shortages of available capital, management believes that there are numerous firms seeking the perceived benefits of a publicly registered corporation. Such perceived benefits may include facilitating or improving the terms on which additional equity financing may be sought, providing liquidity for incentive stock options or similar benefits to key employees, providing liquidity (subject to restrictions of applicable statutes) for all shareholders and other factors. Business opportunities may be available in many different industries and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex.

     The Company has, and will continue to have, no capital with which to provide the owners of business opportunities with any significant cash or other assets. However, management believes the Company will be able to offer owners of acquisition candidates the opportunity to acquire a controlling ownership interest in a publicly registered company without incurring the cost and time required to conduct an initial public offering. The owners of the business opportunities will, however, incur significant legal and accounting costs in connection with the acquisition of a business opportunity, including the costs of preparing Form 8-K's, 10-K's or 10-KSB's, agreements and related reports and documents. The Securities Exchange Act of 1934 (the "34 Act"), specifically requires that any merger or acquisition candidate comply with all applicable reporting requirements, which include providing audited financial statements to be included within the numerous filings relevant to complying with the 34 Act. Nevertheless, the officers and directors of the Company have not conducted market research and are not aware of statistical data which would support the perceived benefits of a merger or acquisition transaction for the owners of a business opportunity.

     The analysis of new business opportunities will be undertaken by, or under the supervision of, the officers and directors of the Company, none of whom is a professional business analyst. Management intends to concentrate on identifying preliminary prospective business opportunities which may be brought to its attention through present associations of the Company's two officers, or by the Company's shareholders. In analyzing prospective business opportunities, management will consider such matters as the available technical, financial and managerial resources; working capital and other financial requirements; history of operations, if any; prospects for the future; nature of present and expected competition; the quality and experience of management services which may be available and the depth of that management; the potential for further research, development, or exploration; specific risk factors not now foreseeable but which then may be anticipated to impact the proposed activities of the Company; the potential for growth or expansion; the potential for profit; the perceived public recognition or acceptance of products, services, or trades; name identification; and other relevant factors. Management will meet personally with management and key personnel of the business opportunity as part of their investigation. To the extent possible, the Company intends to utilize written reports and personal investigation to evaluate the above factors. The Company will not acquire or merger with any company for which audited financial statements cannot be obtained within a reasonable period of time after closing of the proposed transaction.

    Management of the Company, while not especially experienced in matters relating to the new business of the Company, will rely upon their own efforts and, to a much lesser extent, the efforts of the Company's shareholders, in accomplishing the business purposes of the Company. It is not anticipated that any outside consultants or advisors, other than the Company's legal counsel and accountants, will be utilized by the Company to effectuate its business purposes described herein. However, if the Company does retain such an outside consultant or advisor, any cash fee earned by such party will need to be paid by the prospective merger/acquisition candidate, as the Company has no cash assets with which to pay such obligation. There have been no discussions, understandings, contracts or agreements with any outside consultants and none are anticipated in the future. In the past, the Company's management has never used outside consultants or advisors in connection with a merger or acquisition.

     The Company will not restrict its search for any specific kind of firms, but may acquire a venture which is in its preliminary or development stage, which is already in operation, or in essentially any stage of its corporate life. It is impossible to predict at this time the status of any business in which the Company may become engaged, in that such business may need to seek additional capital, may desire to have its shares publicly traded, or may seek other perceived advantages which the Company may offer. However, the Company does not intend to obtain funds in one or more private placements to finance the operation of any acquired business opportunity until such time as the Company has successfully consummated such a merger or acquisition. The Company also has no plans to conduct any offerings under Regulation S.

ACQUISITION OF OPPORTUNITIES

     In implementing a structure for a particular business acquisition, the Company may become a party to a merger, consolidation, reorganization, joint venture, or licensing agreement with another corporation or entity. It may also acquire stock or assets of an existing business. On the consummation of a transaction, it is probable that the present management and shareholders of the Company will no longer be in control of the Company. In addition, the Company's directors may, as part of the terms of the acquisition transaction, resign and be replaced by new directors without a vote of the Company's shareholders.

     It is anticipated that the Company's principal shareholders may actively negotiate or otherwise consent to the purchase of a portion of their common stock as a condition to, or in connection with, a proposed merger or acquisition transaction. Any terms of sale of the shares presently held by officers and/or directors of the Company will be also afforded to all other shareholders of the Company on similar terms and conditions. The policy set forth in the preceding sentence is based on an understanding between the two members of management, and these two persons are not aware of any circumstances under which this policy would change while they are still officers and directors of the Company. Any and all such sales will only be made in compliance with the securities laws of the United States and any applicable state.

     It is anticipated that any securities issued in any such reorganization would be issued in reliance upon exemption from registration under applicable federal and state securities laws. In some circumstances, however, as a negotiated element of its transaction, the Company may agree to register all or a part of such securities immediately after the transaction is consummated or at specified times thereafter. If such registration occurs, of which there can be no assurance, it will be undertaken by the surviving entity after the Company has successfully consummated a merger or acquisition and the Company is no longer considered a "shell" company. Until such time as this occurs, the Company will not attempt to register any additional securities. The issuance of substantial additional securities and their potential sale into any trading market which may develop in the Company's securities may have a depressive effect on the value of the Company's securities in the future, if such a market develops, of which there is no assurance.

     While the actual terms of a transaction to which the Company may be a party cannot be predicted, it may be expected that the parties to the business transaction will find it desirable to avoid the creation of a taxable event and thereby structure the acquisition in a so-called "tax-free" reorganization under Sections 368a or 351 of the Internal Revenue Code (the "Code").

     With respect to any merger or acquisition, negotiations with target company management is expected to focus on the percentage of the Company which target company shareholders would acquire in exchange for all of their shareholdings in the target company. Depending upon, among other things, the target company's assets and liabilities, the Company's shareholders will in all likelihood hold a substantially lesser percentage ownership interest in the Company following any merger or acquisition. The percentage ownership may be subject to significant reduction in the event the Company acquires a target company with substantial assets. Any merger or acquisition effected by the Company can be expected to have a significant dilutive effect on the percentage of shares held by the Company's then-shareholders.

     The Company will participate in a business opportunity only after the negotiation and execution of appropriate written agreements. Although the terms of such agreements cannot be predicted, generally such agreements will require some specific representations and warranties by all of the parties thereto, will specify certain events of default, will detail the terms of closing and the conditions which must be satisfied by each of the parties prior to and after such closing, will outline the manner of bearing costs, including costs associated with the Company's attorneys and accountants, will set forth remedies on default and will include miscellaneous other terms.

     As stated hereinabove, the Company will not acquire or merge with any entity which cannot provide independent audited financial statements within a reasonable period of time after closing of the proposed transaction. The Company is subject to all of the reporting requirements included in the 34 Act. Included in these requirements is the affirmative duty of the Company to file independent audited financial statements as part of its Form 8-K to be filed with the Securities and Exchange Commission upon consummation of a merger or acquisition, as well as the Company's audited financial statements included in its annual report on Form 10-K (or 10-KSB, as applicable). If such audited financial statements are not available at closing, or within time parameters necessary to insure the Company's compliance with the requirements of the 34 Act, or if the audited financial statements provided do not conform to the representations made by the candidate to be acquired in the closing documents, the closing documents may provide that the proposed transaction will be voidable, at the discretion of the present management of the Company.

     The Company's officers and shareholders have verbally agreed that they will advance to the Company any additional funds which the Company needs for operating capital and for costs in connection with searching for or completing an acquisition or merger. These persons have further agreed that such advances will be made in proportion to each person's percentage ownership of the Company. These persons have also agreed that such advances will be made interest free without expectation of repayment unless the owners of the business which the Company acquires or merges with agree to repay all or a portion of such advances. There is no dollar cap on the amount of money which such persons will advance to the Company. The Company will not borrow any funds from anyone other than its current shareholders for the purpose of repaying advances made by the shareholders, and the Company will not borrow any funds to make any payments to the Company's promoters, management or their affiliates or associates.

     The Board of Directors has passed a resolution which prohibits the Company from completing an acquisition or merger with any entity in which any of the Company's Officers, Directors, principal shareholders or their affiliates or associates serve as officer or director or hold any ownership interest. Management is not aware of any circumstances under which this policy, through their own initiative may be changed.

     There are no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of the Company's affairs. There is no agreement that non-management shareholders will exercise their voting rights to continue to re-elect the current directors, however, it is expected that they will do so based on the existing friendship among such persons.

COMPETITION

     The Company will remain an insignificant participant among the firms which engage in the acquisition of business opportunities. There are many established venture capital and financial concerns which have significantly greater financial and personnel resources and technical expertise than the Company. In view of the Company's combined extremely limited financial resources and limited management availability, the Company will continue to be at a significant competitive disadvantage compared to the Company's competitors.

YEAR 2000 COMPLIANCE

     The Company is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The Company has assessed these issues as they relate to the Company, and since the Company currently has no operating business and does not use any computers, and since it has no customers, suppliers or other constituents, it does not believe that there are any material year 2000 issues to disclose in this Form 10-SB.

ITEM 3.  DESCRIPTION OF PROPERTY

     The Registrant has no properties and at this time has no agreements to acquire any properties. The Company currently uses the offices of Timothy J. Brasel at no cost to the Company and the Company expects this arrangement to continue until the Company completes an acquisition or merger. This arrangement is a verbal understanding between Mr. Brasel and the Company's Board of Directors.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The following table sets forth, as of May 31, 1998, each person known by the Company to be the beneficial owner of five percent or more of the Company's Common Stock, all Directors individually and all Directors and Officers of the Company as a group. Except as noted, each person has sole voting and investment power with respect to the shares shown.

    NAME AND ADDRESS            AMOUNT OF BENEFICIAL
   OF BENEFICIAL OWNER               OWNERSHIP         PERCENTAGE OF CLASS
------------------------        --------------------   -------------------
Timothy J. Brasel                  800,000<FN1>                 40.0%
5770 South Beech Court
Greenwood Village, CO 80121

James R. Sjoerdsma                 200,000                      10.0%
529 Seastorm Drive
Redwood City, CA 94065

Peirce Enterprises                 100,000                       5.0%
5125 West Lake Avenue
Littleton, CO 80123


                                       11

Joseph J. Peirce                   300,000<FN2>                 15.0%
5125 West Lake Avenue
Littleton, CO 80123

Paul H. Dragul IRA                 400,000                      20.0%
950 E. Harvard, No. 500
Denver, CO 80210

Paul H. Dragul                     600,000<FN3>                 10.0%
950 E. Harvard, No. 500
Denver, CO 80210

Brasel Family Partners, Ltd.       400,000                      20.0%
5770 South Beech Court
Greenwood Village, CO 80121

Charitable Remainder Trust         150,000                       7.5%
 of Timothy J. Brasel
5770 South Beech Court
Greenwood Village, CO 80121

Nasus Lesarb, Ltd. <FN4>           100,000                       5.0%
16198 East Prentice Place
Aurora, CO 80015

Bleu Ridge Consultants Profit
  Sharing Plan & Trust             100,000                       5.0%
5770 South Beech Court
Greenwood Village, CO 80121

All Executive Officers and       1,100,000<FN1><FN2>            55.0%
Directors as a Group
(2 Persons)
__________________

<FN1>
Includes 150,000 shares held by the Charitable Remainder Trust of Timothy J. Brasel; 400,000 shares held by Brasel Family Partners; 100,000 shares held by Bleu Ridge Consultants Profit Sharing Plan & Trust; and 150,000 shares held by Janet M. Brasel as custodian for Tyler, Colton and Justin Brasel. Mr. Brasel is a trustee for the Charitable Remainder Trust of Timothy J. Brasel; the General Partner of Brasel Family Partners, Ltd. and the owner of Bleu Ridge Consultants.
<FN2>
Includes 200,000 shares owned of record by Mr. Peirce and 100,000 shares owned by Peirce Enterprises, a company owned by Mr. Peirce.
<FN3>
Includes 200,000 shares owned of record by Mr. Dragul and 400,000 shares owned by Mr. Dragul's IRA.
<FN4>
The general partner of Nasus Lesarb, Ltd. is Susan Brasel, the sister of Timothy J. Brasel.

ITEM 5.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

     The Directors and Officers of the Company are as follows:

            NAME              AGE          POSITIONS AND OFFICES HELD
     -----------------        ---       ---------------------------------
     Joseph J. Peirce         54        President and Director
     Timothy J. Brasel        38        Secretary, Treasurer and Director

    There are no agreements or understandings for any officer or director to resign at the request of another person and none of the above named officers and directors are acting on behalf of or will act at the direction of any other person.

     The directors and officers will devote their time to the Company's business on an "as needed" basis which is expected to be between five to ten hours per month on average.

     In addition to the two officers and directors listed above, the following persons could also be deemed to be promoters and/or control persons of the Company, as those terms are defined in the Rules and Regulations promulgated under the Securities Act of 1933, as amended. There are no other persons who could be deemed to be promoters of the Company.

                 Dr. Paul H. Dragul  --  Shareholder
                 James R. Sjoerdsma  --  Shareholder

Mr. Sjoerdsma and Dr. Dragul are expected to help management review possible acquisition or merger candidates. Other than management and the two promoters listed above, there are no other persons whose activities will be material to the operations of the Company.

     DR. PAUL H. DRAGUL - SHAREHOLDER - For over the last 30 years Dr. Dragul has served as President of Associates of Otolaryngology P.C., a professional corporation of ear, nose and throat doctors with 5 offices in the Denver metropolitan area. Dr. Dragul is also a principal shareholder in four other publicly-held shells for which Timothy Brasel serves as President: Beechport Capital Corp., High Hopes, Inc., Aspen Capital, Inc., and Cypress Capital, Inc. He is also a principal shareholder in three other companies which were formed at the same time and for the same purpose as the Company. These companies are: Westlake Capital Corp., Studio Capital Corp. and Zirconium Capital Corp.

     JAMES R. SJOERDSMA - SHAREHOLDER - M. Sjoerdsma has been employed by Genencor International, Inc., Palo Alto, California, since 1990. He currently serves as Director, Worldwide Human Resources, Research and Development for Genencor. From 1982 until 1990, he was employed by Rockwell International as Manager of Human Resources. He is also a principal shareholder in three other companies which were formed at the same time and for the same purpose as the Company. These companies are: Westlake Capital Corp., Studio Capital Corp. and Zirconium Capital Corp.

     In addition, he has served as a director for four other shell companies since July 1996. These companies were Aspen Capital, Inc., Mahogany Capital, Inc. (resigned in December 1997), Cypress Capital, Inc., and Walnut Capital, Inc. (resigned in May 1998).

     Mr. Sjoerdsma served as a director of Grason Industries, Inc., a blank-check company, from January 1988 until March 1989, when it completed an acquisition; he served as a director of Emerald Eagle Corp., a blank-check company, from September 1987 until May 1992; and he served as President and a director of Tipton Industries, Inc., a blank-check company, from April 1987 until December 1987, when it completed an acquisition.

     There is no family relationship between any Director or Executive Officer of the Company.

     The Company presently has no committees.

     Set forth below are the names of all Directors and Executive Officers of the Company, all positions and offices with the Company held by each such person, the period during which he has served as such, and the business experience of such persons during at least the last five years:

     J.J. PEIRCE. Mr. Peirce has served as the President and a Director of the Company since December 1996. He also serves as the President and a director of three other companies which were formed at the same time and for the same purpose as the Company. These companies are Westlake Capital Corp., Studio Capital Corp., and Zirconium Capital Corp. For approximately the last 21 years Mr. Peirce has served as President and owner of Peirce Enterprises, Inc., which has been engaged in commercial real estate sales and which has provided consulting services in various areas including patents, product development and mergers and acquisitions.

     TIMOTHY J. BRASEL. Mr. Brasel has served as Secretary, Treasurer and a director of the Company since December 1996. He also serves as President and a Director of four other publicly-held "shells": Beechport Capital Corp., High Hopes, Inc., Aspen Capital, Inc., and Cypress Capital, Inc. He also serves as a director of three other companies which were formed at the same time and for the same purpose as the Company. These companies are Westlake Capital Corp., Studio Capital Corp. and Zirconium Capital Corp. From May 1995 until August 1997, Mr. Brasel served as President and a director of Universal Capital Corp., which completed an acquisition of Remarc International Inc. during August 1997. From February 1996 until February 1997, Mr. Brasel served as President and a director of Capital 2000, Inc. which completed an acquisition of United Shields Corporation in February 1997. From July 1996 until December 1997, Mr. Brasel served as President and a director of Mahogany Capital, Inc. which completed an acquisition of Pontotoc Production Company, Inc. during December 1997. From July 1996 until May 1998, Mr. Brasel served as President and a director of Walnut Capital, Inc., which completed a merger with Links Ltd. during May 1998. From March 1990 until September 1994, Mr. Brasel served as President, Secretary, Treasurer and a Director of Prentice Capital, Inc., a publicly-held blank-check company which completed an acquisition of Universal Footcare, Inc. From March 1990 until August 1993, Mr. Brasel was President, Secretary and a Director of Brasel Ventures, Inc., a publicly-held blank-check company, which completed an acquisition of American Pharmaceutical Company. Since January 1987, Mr. Brasel has been President and a Director of Bleu Ridge Consultants, Inc., a business and management consulting firm located in Denver, Colorado. Mr. Brasel received a Bachelor of Science Degree in Business Administration from Morningside College, Sioux City, Iowa in 1980.

PREVIOUS BLANK-CHECK EXPERIENCE

     Mr. Timothy J. Brasel, Secretary, Treasurer and a Director of the Company, has been involved either as an officer or director, or both, with fourteen other blank-check companies which have completed some form of corporate reorganization. These companies are Cambridge Ventures, Inc., Fox Ridge Capital, Inc., Crystal Gold, Ltd., Extare Corporation, L.I. Inc., Ivory Coast, Inc., Brasel Ventures, Inc., Eagle Vision, Inc., Eagle Eye Enterprises, Inc., Prentice Capital, Inc., Coalmont, Inc., Universal Capital Corporation, Capital 2000, Inc. and Mahogany Capital, Inc.

     Mr. Sjoerdsma, a shareholder of the Company, has been involved either as an officer or a director, or both, with five other blank-check or shell companies which have completed some form of corporate reorganization. These companies are Emerald Eagle Corp., Grason Industries, Inc., Tipton Industries, Inc., Mahogany Capital, Inc., and Walnut Capital, Inc.

     Following is a summary of the previous blank-check companies which have completed their public offerings. Each of these companies initially conducted a public offering for the purpose of completing a merger with or an acquisition of a private company.

     In each of the companies listed below, unless otherwise indicated, Mr. Brasel was a director and major shareholder of the Company before the reorganization, and on the closing of each reorganization he resigned all officer and director positions. In addition, after each resignation, his equity position in the Company was less than 5% of the shares outstanding.

     Cambridge Ventures, Inc. ("Cambridge") closed its public offering on March 14, 1986, and raised a total of $200,000 gross proceeds by selling 10,000,000 units at $.02 per unit. During July, 1986, Cambridge completed a reverse acquisition of Elkins Institute in Atlanta, Inc. ("Elkins"). Elkins owned and operated a private school in Atlanta, Georgia, which provides technical training in the field of electronics, computer technology, and radio/TV broadcasting. Cambridge is no longer an SEC reporting company and its stock is no longer publicly traded. In connection with the acquisition of Cambridge, Timothy J. Brasel sold 3,000,000 shares to principals of Elkins for a total consideration of $9,859.

     Fox Ridge Capital, Inc. ("Fox Ridge") closed its public offering in October, 1988, and raised a total of $600,000 in gross proceeds by selling 60,000,000 shares at $.01 per share. During March, 1989, Fox Ridge completed a reverse acquisition of R. V. Seahawk, Inc., an oceanographic services company which is involved in deep water search, survey and recovery operations. Fox Ridge changed its name to Seahawk Deep Ocean Technology, Inc. which currently trades on the NASD's Bulletin Board. In connection with the acquisition of Seahawk, Timothy J. Brasel sold 25,000,000 shares to principals of Seahawk for a price of $.0008 per share or $20,000 for Mr. Brasel. In addition, subsequent to the acquisition of Seahawk, Tim Brasel sold 15,000,000 warrants to principals of Seahawk for a price of $.0015 per warrant or $22,500.

     Crystal Gold, Ltd. ("Crystal Gold") closed its public offering in October, 1988, and raised a total of $322,500 in gross proceeds by selling 64,500,000 shares at $.005 per share. During June, 1989, Crystal Gold completed a reverse acquisition of Morgan Medical Corp. ("Morgan"). Morgan is engaged in the business of serving as consultant and project manager for physicians interested in developing and operating magnetic resonance imaging, lithography and ambulatory surgery centers. In connection with the acquisition of Morgan, Tim Brasel sold 16,000,000 shares and 18,000,000 warrants to principals of Morgan for a total consideration of $21,334.
Crystal Gold subsequently changed its name to Morgan Medical Holdings, Inc., and during 1995 it was merged into NMR of America, Inc., which trades on NASDAQ.

     Extare Corporation ("Extare") closed its public offering during June, 1988, and raised a total of $595,000 gross proceeds by selling 11,900,000 shares at $.05 per share. During October, 1989, Extare completed an acquisition of NCS Acquisitions Corp. ("NCS"), a company which had a P.C. based software system which allows credit union members to shop for automobiles and other consumer goods at discounted prices. In connection with the acquisition of NCS, Timothy J. Brasel sold an option to buy his B warrants to the principal shareholder of NCS. In consideration for the option, Mr. Brasel received $3,937.50. The option granted the holder the right to purchase B warrants at a price of $.01 per Warrant. The option was never exercised.

     During September 1996, NCS (which had no assets and liabilities of approximately $68,560) was sold to Eric Schedeler, a former officer/shareholder and a director of Extare, for approximately $500. During July 1995, Extare completed an acquisition of Infi-Shield Corporation, a Minnesota corporation which had developed a line of products used as external protective shielding for water/sewer lines, manholes and catch basins. Extare's name has been changed to Infi-Shield International, Inc., and it is no longer an SEC reporting company.

     L. I. Inc. closed its public offering in May, 1989, and raised a total of $50,000 in gross proceeds by selling 2,500,000 shares at $.02 per share. During June, 1990, L. I. Inc. completed a reverse acquisition of Imaging Management Associates, Inc. ("IMA"), and changed its name to Imaging Management Associates, Inc., which trades on NASDAQ. IMA operates nine outpatient centers that provide diagnostic imaging services. Generally, these centers provide magnetic resonance imaging, and, in some centers, CAT Scan, mammography and general diagnostic x-ray services. In connection with this transaction, Timothy J. Brasel sold an option to purchase up to 966,000 units (each unit consisting of one share of common stock and two warrants) of L. I. Inc. held by him to two outside investors. Mr. Brasel received $4,830 for this option, and he received an additional $4,830 on the exercise of the option.

     Ivory Coast, Inc. closed its public offering in September, 1989, and raised a total of $600,000 in gross proceeds by selling 6,000,000 Units at $.10 per Unit. During November, 1989, Ivory Coast completed an acquisition of Continental Management Group, Inc. ("Continental"), a Florida corporation, which had an option to acquire Musselman Steel Corporation of Tampa, Florida. In connection with the acquisition of Continental, Mr. Brasel sold a total of 16,875,000 warrants to the principal of Continental at a price of $.001 per warrant or a total of $16,875. Ivory Coast is no longer an SEC reporting company and no longer trades as a public company.

     Brasel Ventures, Inc. closed its public offering in November, 1990, and raised a total of $75,000 in gross proceeds by selling 7,500,000 Units at $.01 per Unit. During July 1993, Brasel Ventures completed a reverse acquisition of American Pharmaceutical Company, a New Jersey corporation engaged in the business of packaging and distributing non-prescription OTC pharmaceutical and vitamin products. Brasel Ventures changed its name to American Pharmaceutical Company. This company is no longer an SEC reporting company and its stock no longer trades publicly.

     Eagle Vision, Inc. ("Eagle Vision") closed its public offering in January, 1990, and raised a total of $299,040 by selling 49,840 Units at $6.00 per Unit. During April, 1990, Eagle Vision completed an acquisition of UMA Management Associates, Inc. ("UMA"), a Tampa, Florida, based company which had an option to acquire Novadyne Corporation. UMA and Novadyne were engaged in the environmental remediation business. Eagle Vision currently trades on the NASD's Bulletin Board. In connection with the acquisition of UMA, Mr. Brasel sold a total of 35,621,250 warrants to the principals of UMA at an average price of $.00056 per warrant or a total of $20,000.

     Eagle Eye Enterprises, Inc. ("Eagle Eye") closed its public offering in August 1990, and raised a total of $200,000 in gross proceeds by selling 20,000,000 shares at $.01 per share. Eagle Eye completed a reverse acquisition of Atlas Environmental, Inc. during November 1994, and changed its name to Atlas Environmental, Inc. which currently trades on the NASD's Bulletin Board. During February 1997, Atlas Environmental, Inc. filed bankruptcy under Chapter XI of the Federal Bankruptcy laws.

     Prentice Capital, Inc. ("Prentice") closed its public offering during August 1991, and raised a total of $75,000 in gross proceeds by selling 7,500,000 units at $.01 per unit. During September 1994, Prentice completed a reverse acquisition of Universal Footcare, Inc., a company which is engaged in the business of acquiring and operating podiatry clinics in Florida. Prentice currently trades on the NASD's Bulletin Board. In connection with the closing of this transaction, Prentice issued 130,000 shares (after a 1 for 25 reverse split) to La Mirage Trust as consideration for its agreement to not sell its 200,000 shares for one year from the closing. Tim Brasel, Susan Brasel (Tim's sister) and Mary Jane Brasel (Tim's mother) are the three beneficiaries of LaMirage Trust and Susan Brasel is the trustee.

     Coalmont, Inc. ("Coalmont") closed its public offering during March 1991, and raised a total of $100,000 in gross proceeds by selling 10,000 units at $10.00 per unit. During August 1992, Coalmont completed a reverse acquisition of Machinery Credit Corporation, a company engaged in the business of financing manufacturing equipment and distribution systems for manufacturing companies and distributors. On December 31, 1993, the agreement with Machinery Credit Corporation was rescinded because the management which was installed in August 1992 spent all of Coalmont's money and quit filing periodic reports with the SEC. All of the shares issued in the acquisition were returned and canceled and the original officers and directors of Coalmont were installed. Coalmont has since changed its name to Beechport Capital Corp. and is currently looking for an acquisition. Timothy Brasel currently serves as President of Beechport Capital Corp.

     Universal Capital Corporation ("Universal") closed its public offering in January 1987, and raised a total of $200,000 in gross proceeds by selling 10,000,000 shares at $.02 per share. In May 1995, Timothy J. Brasel acquired a controlling interest (approximately 60% of the shares outstanding) in Universal from its principal shareholders for approximately $27,000, and became the President and sole director. During August 1997, Universal completed a reverse acquisition of Remarc International, Inc., a company which specialized in shipwreck research and project development. Universal changed its name to Odyssey Marine Exploration, Inc. which currently trades on the OTC Bulletin board. In connection with the closing of this transaction Remarc contributed $60,000 to Universal to pay outstanding liabilities including $12,700 of outstanding loans from Timothy J. Brasel and his affiliates. In addition, Universal issued 500,000 shares of its common stock to Timothy J. Brasel pursuant to a consulting agreement and 400,000 shares of common stock to Bleu Ridge Consultants, Inc., an entity owned by Mr. Brasel, as a finders fee for the transaction.

     Capital 2000, Inc. ("Capital") closed its public offering in 1987 and raised a total of $150,700 in gross proceeds by selling 15,070,000 shares at $.01. Capital's name at the time of the offering was O.T.C. Capital Corporation. In February 1996 Timothy J. Brasel acquired a controlling interest (45% of the shares outstanding) in Capital from its principal shareholders for $25,000 and became the President and sole director. During February 1997 Capital completed a reverse acquisition of United Shields Corporation ("USC") which holds the worldwide marketing rights for a collapsible plastic drink bottle. After the closing Capital changed its name to United Shields Capital and currently trades on the OTC Bulletin Board. In connection with the closing of the transaction, USC contributed $50,000 to Capital to pay outstanding liabilities including a $13,350 loan from Brasel Family Partners. In addition, Capital entered into a 12 month consulting agreement with Bleu Ridge Consultants, Inc. at the rate of $3,500 per month.

     Mahogany Capital, Inc. ("Mahogany") had its Form 10-SB declared effective on November 4, 1996. During December 1997 Mahogany completed a reverse acquisition of Pontotoc Production Company, Inc., an oil and gas exploration and development company located in Ada, Oklahoma. After the closing Mahogany changed its name to Pontotoc Production, Inc. This company recently had its common stock approved for trading on the OTC Bulletin Board.

     Emerald Eagle Corp. closed its public offering in September 1988, and raised a total of $50,000 in gross proceeds by selling 2,500,000 Units at $.02 per Unit. Emerald Eagle did not complete an acquisition while Mr. Sjoerdsma was a director. During May 1992, Mr. Sjoerdsma and Mr. Brasel (a principal shareholder) and the other major shareholders sold approximately 80% of their shares in Emerald Eagle to an outside third party who then took control of the company. Mr. Sjoerdsma received $1,000 for his shares and Brasel Family Partners, Ltd. received $10,200 for its shares. Emerald Eagle subsequently acquired Nortech Forest Products and changed its name to Nortech Forest Technologies, Inc. which currently trades on the NASD's Bulletin Board.

     Grason Industries, Inc. ("Grason") closed its public offering in May 1988, and raised a total of $407,500 in gross proceeds by selling 4,075,000 shares at $.10 per share. During March 1989, Grason completed a reverse acquisition of Jan & Craig's Window Factory, Ltd. ("Jan & Craig's"), a company in the business of selling replacement windows in the New York metropolitan area. During the period from March 1989 through August 1989, all of the funds in Grason were expended. On August 30, 1989, an agreement unwinding the acquisition was entered into between Grason and Jan & Craig's. Pursuant thereto all of the shares issued in connection with the acquisition were canceled and Jan & Craig's signed a note payable to Grason for $265,000. On September 8, 1989, Jan & Craig's filed a petition under Chapter 11 of the U.S. Bankruptcy Code. The original management of Grason was reinstated. The transaction with Jan & Craig's was unwound because the management of Jan & Craig's anticipated the bankruptcy filing and after discussions with prior management of Grason, both sides agreed that it would be in the best interests of the shareholders of Grason to unwind the transaction and attempt to find a new merger candidate.

     In connection with the acquisition of Jan & Craig's, Tim Brasel sold 450,000 shares to an associate of Jan & Craig's for a price of $.04 per share or $18,000.

     During April 1994, Grason completed a reverse acquisition of Electronic Technology Group, Inc., a Minnesota-based computer manufacturer. Grason changed its name to ETG International, Inc. During 1995, ETG filed for bankruptcy, and it is no longer an SEC reporting company and its common stock is no longer publicly traded.

     Tipton Industries, Inc. closed its public offering during October 1987 and completed a reverse acquisition of FiberChem, Inc. during December 1987. Tipton was later acquired by Agri-Biotech, Inc. which currently trades on NASDAQ.

     Walnut Capital, Inc. ("Walnut") had its Form 10-SB declared effective on October 22, 1996. During May 1998, Walnut completed a merger with Links Ltd., a company engaged in the business of marketing and sales of multimedia kiosks. After the closing Walnut changed its name to Enter Tech Corp. This company has not yet applied to have its shares listed for trading on the OTC Bulletin Board.

CONFLICTS OF INTEREST

     The Company's two officers and directors have organized three other companies of a similar nature and with a similar purpose as the Company. In addition, Mr. Brasel serves as President and a director of five publicly-held shell companies which are in the same business as the Company. Consequently, there are potential inherent conflicts of interest in Mr. Peirce and Mr. Brasel acting as officers and directors of the Company. Insofar as the officers and directors are engaged in other business activities, management anticipates it will devote only a minor amount of time to the Company's affairs. The officers and directors of the Company may in the future become shareholders, officers or directors of other companies which may be formed for the purpose of engaging in business activities similar to those conducted by the Company. The Company does not currently have a right of first refusal pertaining to opportunities that come to management's attention insofar as such opportunities may relate to the Company's proposed business operations.

     The officers and directors are, so long as they are officers or directors of the Company, subject to the restriction that all opportunities contemplated by the Company's plan of operation which come to their attention, either in the performance of their duties or in any other manner, will be considered opportunities of, and be made available to the Company and the companies that they are affiliated with on an equal basis. A breach of this requirement will be a breach of the fiduciary duties of the officer or director. If a situation arises in which more than one company desires to merge with or acquire that target company and the principals of the proposed target company have no preference as to which company will merge or acquire such target company, the company of which Mr. Brasel first became an officer and director will be entitled to proceed with the transaction. The five existing publicly-held shell companies referred to in the preceding paragraph all filed their registration statements before the Company did and therefore they will have the first preference to proceed with a proposed merger with a target business. As between the Company and the three other companies formed in December 1996, the Company filed its registration statement with the Securities and Exchange Commission last and therefore it will not be entitled to proceed with the proposed transaction until the other three companies have completed a transaction. Except as set forth above, the Company has not adopted any other conflict of interest policy with respect to such transactions.

INVESTMENT COMPANY ACT OF 1940

     Although the Company will be subject to regulation under the Securities Act of 1933 and the Securities Exchange Act of 1934, management believes the Company will not be subject to regulation under the Investment Company Act of 1940 insofar as the Company will not be engaged in the business of investing or trading in securities. In the event the Company engages in business combinations which result in the Company holding passive investment interests in a number of entities, the Company could be subject to regulation under the Investment Company Act of 1940. In such event, the Company would be required to register as an investment company and could be expected to incur significant registration and compliance costs. The Company has obtained no formal determination from the Securities and Exchange Commission as to the status of the Company under the Investment Company Act of 1940 and, consequently, any violation of such Act would subject the Company to material adverse consequences.

ITEM 6.  EXECUTIVE COMPENSATION.

     None of the Company's officers and/or directors receive any compensation for their respective services rendered to the Company, nor have they received such compensation in the past. They both have agreed to act without compensation until authorized by the Board of Directors, which is not expected to occur until the Registrant has generated revenues from operations after consummation of a merger or acquisition. As of the date of this registration statement, the Company has no funds available to pay directors. Further, none of the directors are accruing any compensation pursuant to any agreement with the Company.

     It is possible that, after the Company successfully consummates a merger or acquisition with an unaffiliated entity, that entity may desire to employ or retain one or more members of the Company's management for the purposes of providing services to the surviving entity, or otherwise provide other compensation to such persons. However, the Company has adopted a policy whereby the offer of any post-transaction remuneration to members of management will not be a consideration in the Company's decision to undertake any proposed transaction. Each member of management has agreed to disclose to the Company's Board of Directors any discussions concerning possible compensation to be paid to them by any entity which proposes to undertake a transaction with the Company and further, to abstain from voting on such transaction. Therefore, as a practical matter, if each member of the Company's Board of Directors is offered compensation in any form from any prospective merger or acquisition candidate, the proposed transaction will not be approved by the Company's Board of Directors as a result of the inability of the Board to affirmatively approve such a transaction.

     It is possible that persons associated with management may refer a prospective merger or acquisition candidate to the Company. In the event the Company consummates a transaction with any entity referred by associates of management, it is possible that such an associate will be compensated for their referral in the form of a finder's fee. It is anticipated that this fee will be either in the form of restricted common stock issued by the Company as part of the terms of the proposed transaction, or will be in the form of cash consideration. However, if such compensation is in the form of cash, such payment will be tendered by the acquisition or merger candidate, because the Company has insufficient cash available. The amount of such finder's fee cannot be determined as of the date of this registration statement, but is expected to be comparable to consideration normally paid in like transactions. No member of management of the Company will receive any finders fee, either directly or indirectly, as a result of their respective efforts to implement the Company's business plan outlined herein. Persons "associated" with management is meant to refer to persons with whom management may have had other business dealings, but who are not affiliated with or relatives of management.

     No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by the Registrant for the benefit of its employees.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     On December 10, 1996, the Company issued a total of 1,000,000 shares of Common Stock to the following persons for a total of $50 in cash:

          NAME                   NUMBER OF SHARES      TOTAL CONSIDERATION
---------------------------      ----------------      -------------------
Joseph J. Peirce                     200,000                  $ 10
Brasel Family Partners Ltd.          400,000                    20
Paul H. Dragul                       200,000                    10
Nasus Lesarb, Ltd.                   100,000                     5
James R. Sjoerdsma                   100,000                     5

     On December 22, 1997, the Company issued a total of 1,000,000 shares of Common Stock to the following persons for a total of $10,000 in cash:

          NAME                   NUMBER OF SHARES     TOTAL CONSIDERATION
---------------------------      ----------------     -------------------
James R. Sjoerdsma                   100,000                $ 1,000
Peirce Enterprises                   100,000                $ 1,000
Charitable Remainder Trust
  of Timothy J. Brasel               150,000                $ 1,500
Bleu Ridge Consultants
  Profit Sharing Plan &
  Trust                              100,000                $ 1,000
Janet M. Brasel, Custodian
  for Tyler Jay Brasel                50,000                $   500
Janet M. Brasel, Custodian
  for Colton Russell Brasel           50,000                $   500
Janet M. Brasel, Custodian
  for Justin Thomas Brasel            50,000                $   500
Paul H. Dragul IRA                   400,000                $ 4,000
                                   ---------                -------
     Total                         1,000,000                $10,000

     The Board of Directors has passed a resolution which contains a policy that the Company will not seek an acquisition or merger with any entity in which any of the Company's Officers, Directors, principal shareholders or their affiliates or associates serve as officer or director or hold any ownership interest. Management is not aware of any circumstances under which this policy, through their own initiative may be changed.

     The proposed business activities described herein classify the Company as a "blank check" company. Many states have enacted statutes, rules and regulations limiting the sale of securities of "blank check" companies in their respective jurisdictions. Management does not intend to undertake any efforts to cause a market to develop in the Company's securities until such time as the Company has successfully implemented its business plan described herein. Accordingly, each shareholder of the Company has executed and delivered a "lock-up" letter agreement, affirming that he/she shall not sell his/her respective shares of the Company's common stock until such time as the Company has successfully consummated a merger or acquisition and the Company is no longer classified as a "blank check" company. In order to provide further assurances that no trading will occur in the Company's securities until a merger or acquisition has been consummated, each shareholder has agreed to place his/her respective stock certificate with the Company's legal counsel, who will not release these respective certificates until such time as legal counsel has confirmed that a merger or acquisition has been successfully consummated. The Company's legal counsel is Krys Boyle Freedman & Sawyer, P.C., Suite 2700 South Tower, 600 17th Street, Denver, Colorado 80202. However, while management believes that the procedures established to preclude any sale of the Company's securities prior to closing of a merger or acquisition will be sufficient, there can be no assurances that the procedures established herein will unequivocally limit any shareholder's ability to sell their respective securities before such closing.

ITEM 8.  DESCRIPTION OF SECURITIES.

COMMON STOCK

     The Company's Articles of Incorporation authorize the issuance of 100,000,000 shares of Common Stock, no par value. Each record holder of Common Stock is entitled to one vote for each share held on all matters promptly submitted to the stockholders for their vote. Cumulative voting for the election of directors is not permitted by the Articles of Incorporation.

     Holders of outstanding shares of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of the affairs of the Company, holders are entitled to receive, ratably, the net assets of the Company available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation. Holders of outstanding shares of Common Stock are, and all unissued shares when offered and sold will be, duly authorized, validly issued, fully paid, and nonassessable. To the extent that additional shares of the Company's Common Stock are issued, the relative interests of the existing stockholders may be diluted.

     Management is not aware of any circumstances under which any additional shares of the Company's Common or Preferred Stock would be issued to management, promoters or their affiliates or associates.

PREFERRED STOCK

     The Company's Articles of Incorporation authorize the issuance of 5,000,000 shares of Preferred Stock, no par value. The Board of Directors of the Company is authorized to issue the Preferred Stock from time to time in series and is further authorized to establish such series, to fix and determine the variations in the relative rights and preferences as between series, to fix voting rights, if any, for each series, and to allow for the conversion of Preferred Stock into Common Stock. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company without any further action by shareholders. At present, no Preferred Stock is issued or outstanding or contemplated to be issued.

DIVIDENDS

     No dividends have been paid by the Company on any of its securities in the past and such dividends are not contemplated in the foreseeable future.


                                 PART II

ITEM 1.  MARKET PRICE FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

     There is no trading market for the Registrant' s Common Stock at present and there has been no trading market to date. Management has not undertaken any discussions, preliminary or otherwise, with any prospective market maker concerning the participation of such market maker in the aftermarket for the Company's securities and management does not intend to initiate any such discussions until such time as the Company has consummated a merger or acquisition. There is no assurance that a trading market will ever develop or, if such a market does develop, that it will continue.

     After a merger or acquisition has been completed, one or both of the Company's two officers and directors will most likely be the persons to contact prospective market makers. It is also possible that persons associated with the entity that merges with or is acquired by the Company will contact prospective market makers. The Company does not intend to use consultants to contact market makers.

    (a) MARKET PRICE. The Registrant's Common Stock is not quoted at the present time.

     Effective August 11, 1993, the Securities and Exchange Commission adopted Rule 15g-9, which established the definition of a "penny stock," for purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.
In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

     The National Association of Securities Dealers, Inc. (the "NASD"), which administers NASDAQ, has recently made changes in the criteria for initial listing on the NASDAQ Small Cap market and for continued listing. For initial listing, a company must have net tangible assets of $4 million, market capitalization of $50 million or net income of $750,000 in the most recently completed fiscal year or in two of the last three fiscal years. For initial listing, the common stock must also have a minimum bid price of $4 per share. In order to continue to be included on NASDAQ, a company must maintain $2,000,000 in net tangible assets and a $1,000,000 market value of its publicly-traded securities. In addition, continued inclusion requires two market-makers and a minimum bid price of $1.00 per share.

     Management intends to strongly consider undertaking a transaction with any merger or acquisition candidate which will allow the Company's securities to be traded without the aforesaid limitations. However, there can be no assurances that, upon a successful merger or acquisition, the Company will qualify its securities for listing on NASDAQ or some other national exchange, or be able to maintain the maintenance criteria necessary to insure continued listing. The failure of the Company to qualify its securities or to meet the relevant maintenance criteria after such qualification in the future may result in the discontinuance of the inclusion of the Company's securities on a national exchange. In such events, trading, if any, in the Company's securities may then continue in the non-NASDAQ over-the-counter market. As a result, a shareholder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities.

     (b) HOLDERS. There are twelve (12) holders of the Company's Common Stock. In December 1996 and December 1997, the Company issued a total of 2,000,000 of its Common Shares to these persons for a total $10,050 in cash. All of the issued and outstanding shares of the Company's Common Stock were issued in accordance with the exemption from registration afforded by Section 4(2) of the Securities Act of 1933.

     (c) DIVIDENDS. The Registrant has not paid any dividends to date, and has no plans to do so in the immediate future.

ITEM 2.  LEGAL PROCEEDINGS.

     There is no litigation pending or threatened by or against the Company.

ITEM 3. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     The Registrant has not changed accountants since its formation and there are no disagreements with the findings of said accountants.

ITEM 4.  RECENT SALES OF UNREGISTERED SECURITIES.

     During the past three years, the Registrant has sold securities which were not registered as follows:

                                               NUMBER OF
      DATE                 NAME                 SHARES     CONSIDERATION
-----------------  ------------------------    ---------   -------------
December 10, 1996  Joseph J. Peirce              200,000    $    10.00
December 10, 1996  Brasel Family Partners
                    Ltd.                         400,000    $    20.00
December 10, 1996  Paul H. Dragul                200,000    $    10.00
December 10, 1996  Nasus Lesarb, Ltd.            100,000    $     5.00
December 10, 1996  James R. Sjoerdsma            100,000    $     5.00

December 22, 1997  James R. Sjoerdsma            100,000    $ 1,000.00
December 22, 1997  Peirce Enterprises            100,000    $ 1,000.00
December 22, 1997  Charitable Remainder
                    Trust of Timothy J.
                    Brasel                       150,000    $ 1,500.00
December 22, 1997  Bleu Ridge Consultants
                    Profit Sharing Plan &
                    Trust                        100,000    $ 1,000.00
December 22, 1997  Janet M. Brasel, Cus-
                    todian for Tyler Jay
                    Brasel                        50,000    $   500.00
December 22, 1997  Janet M. Brasel, Cus-
                    todian for Colton Russell
                    Brasel                        50,000    $   500.00

December 22, 1997  Janet M. Brasel, Cus-
                    todian for Justin
                    Thomas Brasel                 50,000    $   500.00
December 22, 1997  Paul H. Dragul, IRA           400,000    $ 4,000.00
                                               ---------    ----------
     Total                                     2,000,000    $10,050.00

     With respect to the sales made, the Registrant relied on Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the shares. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted. With the exception of Nasus Lesarb, Ltd. and James Sjoerdsma, all of the above investors were accredited investors. Nasus Lesarb, Ltd. and Mr. Sjoerdsma are both sophisticated investors and they both had access to information on the Company necessary to make an informal investment decision.

     All of the shareholders of the Company have executed and delivered a "lock-up" letter agreement which provides that each such shareholder shall not sell his/her respective securities until such time as the Company has successfully consummated a merger or acquisition. Further, each shareholder has placed his/her respective stock certificate with the Company's legal counsel, who has been instructed not to release any of the certificates until the Company has closed a merger or acquisition. Any liquidation by the current shareholders after the release from the "lock-up" selling limitation period may have a depressive effect upon the trading price of the Company's securities in any future market which may develop.

     In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one year holding period, under certain circumstances, may sell within any three-month period a number of shares which does not exceed the greater of one percent of the then outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who has satisfied a two-year holding period and who is not, and has not been for the preceding three months, an affiliate of the Company.

ITEM 5.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, Director or Officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     (a) The Company has the power under the Colorado Business Corporation Act to indemnify any person who was or is a party or is threatened to be made a party to any action, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Director, Officer, employee, fiduciary, or agent of the Company or was serving at its request in a similar capacity for another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection therewith if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In case of an action brought by or in the right of the Company such persons are similarly entitled to indemnification if they acted in good faith and in a manner reasonably believed to be in the best interests of the Company but no indemnification shall be made if such person was adjudged to be liable to the Company for negligence or misconduct in the performance of his duty to the Company unless and to the extent the court in which such action or suit was brought determines upon application that despite the adjudication of liability, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification. In such event, indemnification is limited to reasonable expenses. Such indemnification is not deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

     (b) Article V of the Registrant's Articles of Incorporation provides in general that the Registrant is authorized to indemnify its Officers and Directors to the fullest extent permitted by the Colorado Business Corporation Act as in effect at the time of the conduct by such persons.

                                   PART F/S

FINANCIAL STATEMENTS.

     Attached are audited financial statements for the Company for the period ended December 31, 1997. The following financial statements are attached to this report and filed as a part thereof. See pages F-1 through F-8.

1) Table of Contents - Financial Statements
2) Report of Independent Certified Public Accountants
3) Balance Sheet
4) Statement of Operations
5) Statement of Changes in Stockholders' Equity
6) Statement of Cash Flows
7) Notes to Financial Statements

                                  PART IV

ITEM 1.  EXHIBIT INDEX.

EXHIBIT
NUMBER        DESCRIPTION                          LOCATION
-------  ------------------------------  ----------------------------
(2)      Articles of Incorporation
         and Bylaws:

   2.1   Articles of Incorporation       Filed electronically with
                                         initial filing

   2.2   Bylaws                          Filed electronically with
                                         initial filing

(3)      Instruments Defining the
         Rights of Holders:

   3.1   Copies of All Lock-up Agree-    Filed electronically with
         ments by the Twelve Company     initial filing
         Shareholders

(10)(a)  Consents - Experts:

    10.1 Consent of Schumacher &         Filed electronically herewith
         Associates, Inc.

                          INDEX TO FINANCIAL STATEMENTS

                               CALNEVA CAPITAL CORP.
                          (A Development Stage Company)


                               FINANCIAL STATEMENTS

                                      with

                  REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     Report of Independent Certified Public Accountants       F-2

     Financial Statements:

          Balance Sheets                                      F-3

          Statements of Operations                            F-4

          Statement of Changes in  Stockholders'
           Equity                                             F-5

          Statements of Cash Flows                            F-6

          Notes to Financial Statements                       F-7

            REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Calneva Capital Corp.
Aurora, CO



We have audited the accompanying balance sheet of Calneva Capital Corp. (a development-stage company) as of December 31, 1997, and the related statements of operations, stockholders' equity and cash flows for the period from December 5, 1996 (date of inception) through December 31, 1997. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements, referred to above, present fairly, in all material respects, the financial position of Calneva Capital Corp. (a development-stage company) as of December 31, 1997, and the results of its operations, changes in its stockholders' equity and its cash flows for the period from December 5, 1996 (date of inception) through December 31, 1997 in conformity with generally accepted accounting principles.



                                        /s/ Schumacher & Associates, Inc.
                                        Schumacher & Associates, Inc.
                                        Certified Public Accountants
                                        12835 E. Arapahoe Road
                                        Tower II, Suite 110
                                        Englewood, CO 80112

February 20, 1998

                             CALNEVA CAPITAL CORP.
                         (A Development Stage Company)

                                 BALANCE SHEETS

                                    ASSETS
                                                             March 31,
                                             December 31,      1998
                                                 1997       (Unaudited)
                                             ------------   -----------

CURRENT ASSETS:
 Cash                                        $      -       $   3,221
                                             --------       ---------
       Total Current Assets                         -           3,221

Organization costs                                 50             522
Stock Subscriptions Receivable                 10,000               -
Deferred offering costs                             -           7,500
                                             --------        --------
TOTAL ASSETS                                 $ 10,050        $ 11,243
                                             ========        ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable                           $      -        $  3,000
                                             --------        --------
       Total Current Liabilities                    -           3,000
                                             --------        --------
TOTAL LIABILITIES                                   -           3,000

Commitments (Note 4)                                -               -

Stockholders' Equity:
  Preferred stock, no par value
   5,000,000 shares authorized,
   none issued and outstanding                      -               -
  Common stock, no par value
   100,000,000 shares authorized,
   2,000,000 issued and outstanding            10,050          10,050
  Additional Paid In Capital                        -             900
  Accumulated (Deficit)                             -          (2,707)
                                             --------        --------
TOTAL STOCKHOLDERS' EQUITY                     10,050           8,243
                                             --------        --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $ 10,050        $ 11,243
                                             ========        ========




The accompanying notes are an integral part of the financial statements.

                             CALNEVA CAPITAL CORP.
                         (A Development Stage Company)

                            STATEMENTS OF OPERATIONS

                                         For the Period     For the Three
                                         From December 5,   Months Ended
                                          1996 through      March 31, 1998
                                        December 31, 1997    (Unaudited)
                                        -----------------   --------------

Revenue                                    $        -        $        -
                                           ----------        ----------

Expense:
 Amortization                                       -                28
 Legal and audit fees                               -             1,000
 Other                                              -             1,679
                                           ----------        ----------
Total expenses                                      -             2,707
                                           ----------        ----------
Net (Loss)                                 $        -        $   (2,707)
                                           ----------        ----------
Per Share                                  $        -        $        -
                                           ==========        ==========
Weighted Average Shares Outstanding         2,000,000         2,000,000
                                           ==========        ==========





















The accompanying notes are an integral part of the financial statements.

                              CALNEVA CAPITAL CORP.
                           (A Development Stage Company)

                   STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
         For the Period from December 5, 1996 (date of inception) through
                               March 31, 1998 (Unaudited)

                                                 Addit-
                                                 ional   Accumu-
            Preferred  Stock   Common    Stock  Paid-in   lated
            No./Shares Amount No./Shares Amount Capital (Deficit)   Total
            ---------- ------ ---------- ------ ------- ---------  -------
Balance at
December 5,
1996             -        -           -  $     -  $  -    $    -   $     -

Common stock
issued for
cash, at in-
ception, at
$.00005 per
share            -        -   1,000,000  $    50  $  -    $    -   $    50
               ---      ---   ---------  -------  ----    ------   -------

Balance at
December 31,
1996             -        -   1,000,000       50     -         -        50

Common stock
issued for
cash, at $.01
per share        -        -   1,000,000   10,000     -         -    10,000

Net loss-year
ended December
31, 1997         -        -           -        -     -         -         -
               ---      ---   ---------  -------  ----    ------   -------
Balance at
December 31,
1997             -        -   2,000,000 $10,050   $  -    $    -   $10,050

Contributed
capital -
services and
facilities
provided by
related
parties          -        -           -        -   900         -       900

Net loss -
3 months
ended March
31, 1998
(unaudited)      -        -           -        -     -    (2,707)  $(2,707)
               ---      ---   ---------  -------  ----    ------   -------
Balance at
March 31,
1998 (un-
audited)         -        -   2,000,000  $10,050  $900    $(2,707) $ 8,243
               ===      ===   =========  =======  ====    =======  =======

The accompanying notes are an integral part of the financial statements.

                            CALNEVA CAPITAL CORP.
                        (A Development Stage Company)

                           STATEMENT OF CASH FLOWS

                                         For the Period     For the Three
                                         From December 5,   Months Ended
                                          1996 through      March 31, 1998
                                        December 31, 1997    (Unaudited)
                                        -----------------   --------------

Operating Activities:
 Net (Loss)                                 $      -          $ (2,707)
 Adjustments to reconcile Net Cash
 (Used in) Operating Activities:
   Amortization                                    -                28
   Increase in accounts payable                    -             3,000
                                            --------          --------
 Net Cash Provided by Operating
  Activities                                       -               321
                                            --------          --------

Cash Flows from Investing Activities               -                 -
                                            --------          --------

Cash Flows from Financing Activities:
  Organization costs incurred                    (50)             (500)
  Deferred offering costs incurred                 -            (7,500)
  Increase in additional paid-in capital           -               900
  Issuance of common stock                    10,050                 -
  (Increase) Decrease in stock sub-
    scriptions receivable                    (10,000)           10,000
                                            --------          --------

Net Cash Provided by Financing Activities          -             2,900
                                            --------          --------
Increase in Cash                                   -             3,221

Cash, Beginning of Period                          -                 -
                                            --------          --------
Cash, End of Period                         $      -          $  3,221
                                            ========          ========
Interest Paid                               $      -          $      -
                                            ========          ========
Income Taxes Paid                           $      -          $      -
                                            ========          ========







The accompanying notes are an integral part of the financial statements.

                            CALNEVA CAPITAL CORP.
                        (A Development Stage Company)

                        NOTES TO FINANCIAL STATEMENTS
                              December 31, 1997

(1)  SUMMARY OF ACCOUNTING POLICIES

This summary of significant accounting policies of Calneva Capital Corp. (Company) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

     (a)  DESCRIPTION OF BUSINESS

The Company was organized on December 5, 1996 for the purpose of engaging in any lawful business but it is management's plan to seek a business combination. The Company is a development-stage company since planned principal operations have not commenced. The Company has selected December 31 as its year end.

     (b)  USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     (c)  ORGANIZATION COSTS

Costs incurred to organize the Company is being amortized on a straight-line basis over a sixty month period.

(2)  COMMON STOCK ISSUED

During the period ended December 31, 1996 the Company issued 1,000,000 restricted shares of common stock for $50 cash. During the period ended December 31, 1997 the Company issued 1,000,000 restricted shares of common stock for $10,000 of stock subscriptions. The $10,000 was received during February 1998.

(3)  RELATED PARTY TRANSACTION

The Company uses the office of a shareholder at no cost. The Company expects this arrangement to continue until the Company commences planned operations. The Company considered the value of this office facility to be $100 per month
and has accounted for this amount as additional paid-in capital.   In
addition, two officers of the Company provided services at no cost to the Company. The value of these services was determined to be $100 per month per officer which has been accounted for as additional paid-in capital.

(4)  SUBSEQUENT EVENT

The Company has agreed to pay $7,500 for registration of the Company with the Securities and Exchange Commission and $500 for organization of the Company. Of this amount, $6,000 has been paid and the balance of $2,000 is payable upon approval of the registration statement.

                                SIGNATURES

     In accordance with Section 12 of the Securities Exchange Act of 1934, the Registrant caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized.

                                   CALNEVA CAPITAL CORP.


                                   By /s/ J. J. Peirce
Date: June 19, 1998                   J. J. Peirce, President and Director


                                   By /s/ Timothy J. Brasel
                                      Timothy J. Brasel, Secretary,
                                       Treasurer and Director